Exhibit 10.2

                 EMPLOYMENT AGREEMENT - EXECUTIVE VICE PRESIDENT
                             OF SALES AND MARKETING

     This Employment Agreement for an Executive Vice President of Sales and Marketing ("Agreement") is made and entered into in duplicate and shall be effective on April 1, 2004 ("Effective Date"), by and between Aegis Assessments, Inc., a Delaware corporation (sometimes referred to herein as the "Corporation" or "Aegis"), and Mauro Scigliano ("Executive Vice President").

                                    RECITALS

     A. It is the desire of the Corporation to employ an Executive Vice President of Sales and Marketing who will assist the President of the Corporation to commercially exploit the Corporation's products and technologies for public safety, commercial facility security and life safety applications. It is further the desire of the Corporation that the Executive Vice President prepare and effectuate a comprehensive sales and marketing plan to extend sales opportunities for the Products (as that term is defined in Recital B below) into those markets.

     B. It is further the desire of the Corporation to employ the Executive Vice President to promote, sell, market and commercially exploit the Corporation's products and technologies, including but not limited to
          (i) the Aegis SafetyNet(TM) Wireless Life Safety System ("WLSS"), (ii) the SafetyNet(TM) Radio Bridge(TM), which creates a "bridge" between radios operating on different frequencies, and (iii) new wireless life safety and commercial security products (for purposes of this Agreement, the WLSS, the SafetyNet(TM) Radio Bridge(TM), and new products developed from the Corporation's wireless technology and software, may be collectively referred to herein as the "Products" or the "SafetyNet(TM)").

     NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE AS FOLLOWS:

     1. Term of Agreement. The respective duties and obligations of the parties shall commence on the Effective Date and shall continue until and terminate on December 31, 2006.

     2. Duties. The Executive Vice President shall be an employee of the Corporation and it is contemplated by the parties that the services to be performed hereunder shall require substantially all of the Executive Vice President's time during a 40-hour business week. The Executive Vice President shall, among other things:

|X| Consult with the President to devise a short-term (first 3 to 6 months) sales and business development strategy for SafetyNet(TM) products and technologies. During the first 3 to 6 months, he shall work closely with the President to identify and close initial sales in order to keep overhead low.

|X| Consult with the President to devise an overall long term (3 to 5 year) sales and business development strategy for SafetyNet(TM) products and technologies

|X|  Solicit orders for the Products and services relating to the Products

|X|  Forward such orders to the Corporation

|X| Co-ordinate delivery of the Products to fill such orders with Aegis and the end-users

|X|  Assist in collecting past due accounts

|X| Assist the President in budgeting and operational matters, as directed by the President; provided, however, that the Executive Vice President is not authorized to disburse funds so budgeted, and shall not obligate the Corporation in any manner whatsoever to the payment of any monies whatsoever, whether by contract, agreement, undertaking, commitment, purchase order, lease, or other obligation

|X| Assist the Corporation in recruiting, when and as directed, independent sales representatives to effect a national, commission-based sales force for the Products

|X| Work with facilities management organizations such as National Association of College and University Business Officers (NACUBO) and Associated Builders and Owners of Greater New York, Inc. (ABO) to promote Aegis Products

|X|  Develop commercial high-rise retrofitting markets for Aegis Products

|X| Identify regional contractors qualified to install and maintain the products in commercial facilities

|X| Co-ordinate security association marketing efforts, promotion and trade publication coverage of the SafetyNet(TM) products with the Security Industry Association (SIA) when so directed by Aegis management

|X| Advise the President on competing or complementary technologies and/or businesses

|X| Work with existing points of contact ("POCs") for public safety agencies, including but not limited to state and federal government agencies, which have a need for Aegis technologies in homeland defense, environmental protection, and other applications, and co-ordinate joint public/private purchases

|X| Maintain a database of customers and develop a marketing plan and contact schedule to educate customers on the SafetyNet(TM)products

|X| Manage sales relationships with existing customers and develop relationships with new customers

|X| Assist the Corporation in preparing sales literature and sales aids; provided, however, that all prices and terms of sale shall be established exclusively by the Corporation

|X| Identify potential product distributors in geographic areas specified by Aegis management

|X| Assist the company to develop and maintain distribution, reseller, joint venture, or similar agreements for the products

|X| Assist the company to modify existing Aegis technology to develop new products

|X| After approval from Aegis management, increase the company's profile and name recognition in various geographic areas by sponsoring, hosting or participating in the corporate sponsorship of various promotional and civic events designed to market and promote the company and its products

|X| Consult with the President (or an officer or employee of Aegis designated by the President) regarding initiatives with the Department of Homeland Security (DHS) and any agencies consolidated with the DHS

|X|  Consult with the President regarding new products and technologies

|X|  Assist in special projects, as directed by Aegis management

|X| Perform such other duties as are customarily performed by a Executive Vice President and such other duties as reasonably arise from the obligations of the Executive Vice President position specified in this Agreement.

     3. Authority to Contract; Warranties and Representations. The Executive Vice President shall have no power to, and the Executive Vice President shall not, obligate the Corporation in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation, unless specifically authorized and directed to do so, in advance, by the Corporation's Board of Directors. The Executive Vice President shall not, without specific approval of and direction by the Corporation's Board of Directors, borrow on behalf of the Corporation, purchase capital equipment, or sell any capital assets of the Corporation.

     4. Compensation.

     4.01 Percentage of Gross Sales. The Corporation shall allocate a commission of up to twenty percent (20%) of the gross margin on all sales of its products (with the gross margin defined as the revenues derived from the sale of products minus all expenses associated with the cost of goods sold). As compensation for the services to be performed hereunder, the Executive Vice President shall be entitled to an allocation of all or part of the total commission specified in the paragraph above, as allocated by the President of the Corporation, at the President's sole discretion; provided, however, that such allocation must be commercially reasonable and consistent with industry practices. Payment of any commission hereunder is due when the Corporation realizes revenue from the sale of the products and remains subject to any terms of sale, including charge-backs, returns, and credits. Moreover, such commission shall not be due and payable until the Corporation has received payment for all such sales in full.

     4.02. Stock Options. As additional compensation hereunder, the Corporation shall grant the Executive Vice President options to purchase up to 1,250,000 shares of the Corporation's common stock, at an exercise price of $3.05 per share, pursuant to the Aegis Assessments, Inc. 2002 Stock Option Plan ("Options"), which Options shall vest on the Effective Date hereof.

     4.03 Reimbursement of expenses. The Corporation shall reimburse the Executive Vice President all reasonable expenses incurred in travel for the Corporation, including attending client meetings, board meetings and educational courses; provided, however, that such travel expenses have been authorized by the Corporation in advance.

     5. Promotional Material. The Corporation shall furnish the Executive Vice President with sales, promotional, instructional and related material (including but not limited to electronic literature) necessary for the promotion and sale of the Corporation's products, technology and services, which material shall be exclusively created, authored, approved and provided by the Corporation. Any such materials or sales aids shall be returned to the Corporation at its request.

     6. Ability to Enter into Agreement. The Executive Vice President represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between him and any third party.

     7. New Developments. The Executive Vice President agrees that all designs, plans, reports, specifications, drawings, inventions, processes, and other information or items produced by the Executive Vice President concerning the development and implementation of the Products or any new or successor products or technologies (whether relating to the WLSS, the SafetyNet(TM) Radio Bridge(TM), the SafetyNet(TM) software, new products relating to life safety systems, building facility security, or otherwise) will be assigned to the Corporation as the sole and exclusive property of the Corporation and the Corporation's assigns, nominees and successors, as will any copyrights, patents or trademarks obtained by the Executive Vice President while performing services under this Agreement. On request and at the Corporation's expense, the Executive Vice President agrees to help the Corporation obtain patents and copyrights for any new developments. This includes providing data, plans, specifications, descriptions, documentation, and other information, as well as assisting the Corporation in completing any required application or registration.

     8. Non-Disclosure of Proprietary and Confidential Information. During the term of this Agreement, the Executive Vice President may have access to Corporation Proprietary Information (as used in this Agreement, the term "Corporation Proprietary Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, client lists, prospective client lists, promotional ideas, data concerning the Corporation's services, designs, methods, inventions, improvements, discoveries, designs whether or not patentable, "know-how", training and sales techniques, and any other information of a similar nature disclosed to the Executive Vice President or otherwise made known to the Executive Vice President as a consequence of or through this Agreement during the term hereof. The term Corporation Proprietary Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by the Executive Vice President or any agent or representative of the Executive Vice President in violation of this Agreement, or (ii) was available to the Executive Vice President on a non-confidential basis from a source other than the Corporation, or any of the Corporation's officers, directors, employees, agents or other representatives) or other information and data of a secret and proprietary nature which the Corporation desires to keep confidential. The Executive Vice President (and any of his affiliates, related entities, partners, agents and/or employees) agrees and acknowledges that the Corporation has exclusive proprietary rights to all Corporation Proprietary Information, and the Executive Vice President hereby assigns to the Corporation all rights that he might otherwise possess in any Corporation Proprietary Information. Except as required in the performance of the Executive Vice President's duties to the Corporation, the Executive Vice President will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Corporation Proprietary Information. The Executive Vice President agrees to deliver to the Corporation any and all copies of Corporation Proprietary Information in the possession or control of the Executive Vice President upon the expiration or termination of this Agreement, or at any other time upon request by the Corporation. The provisions of this section shall survive the termination of this Agreement.

     9. Non-Competition and Non-Circumvention by Executive Vice President. In consideration and recognition of the fact that the Executive Vice President has access to Corporation Proprietary Information under the terms and provisions of this Agreement and that the Corporation will be introducing the Executive Vice President to various customers and potential customers, product manufacturers, retailers and distributors, the Executive Vice President represents, warrants and covenants to the Corporation as follows:

     (a) Neither party shall disclose to any person, without the other party's prior written consent, any of the terms, conditions or provisions specified in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any legal proceeding regarding the subject matter of this Agreement.

     (b) During the term of this Agreement, the Executive Vice President shall not circumvent the Corporation for the purpose of transacting any business with any person or entity which business shall interfere with any relationship whatsoever between such person or entity and the Corporation, or use any Corporation Proprietary Information to compete with the business of the Corporation. The Executive Vice President shall not, directly or indirectly hire, solicit, or encourage to leave the Corporation's employment, any employee, executive or contractor of the Corporation or hire any such employee, executive or contractor who has left the Corporation's employment or contractual engagement within one year of such employment or engagement. The Executive Vice President shall not hire or engage in any way, any enterprise or person that competes with, or is engaged in a business substantially similar to, the business of the Corporation.

     (c) The Executive Vice President shall not for a period of two (2) years immediately following the termination of this Agreement with the Corporation, either directly or indirectly (i) make known to any person, firm or corporation the names or addresses of any of the Corporation's clients or any other information pertaining to them or the Corporation's products or services; (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the Corporation's clients either on Executive Vice President's behalf or that of another person, firm or corporation.

     (d) The Executive Vice President shall not, during the term hereof or for a period of two (2) years following such term, enter into an agreement or contract directly with any manufacturer, retailer or distributor introduced to Executive Vice President by the Corporation for any services provided by the Corporation herein or for any similar services.

     (e) The Executive Vice President acknowledges and agrees that the representations, warranties and covenants made by the Executive Vice President and set forth in this section are material and that the Corporation would not enter into this Agreement without the Executive Vice President's making such representations, warranties and covenants to the Corporation.

     (f) The Executive Vice President acknowledges and agrees that any breach by the Executive Vice President of the representations, warranties and covenants contained herein will cause irreparable harm and loss to the Corporation, which harm and loss cannot be reasonably or adequately compensated in damages in an action at law. Therefore, the Executive Vice President expressly agrees that, in addition to any other rights or remedies which the Corporation may possess, the Corporation shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the representations, warranties and covenants made by the Executive Vice President herein.

     (g) The terms and provisions of this section shall survive the termination of this Agreement for a period of two (2) years.

     10. Termination. This employment contract may be terminated by:

     (a)  Mutual agreement of both parties.

     (b) Material breach. Either party may terminate this Agreement by transmitting written notice of termination to the other party following a material breach of this Agreement. Such termination shall occur if defaulting party fails to cure such breach within thirty (30) days of such written notice.

     (c) Disability of the Executive Vice President. If the Executive Vice President is permanently disabled or is otherwise unable to perform his duties because of sickness, injury, or mental incapacity for a period of ninety (90) working days, the Corporation shall have the option to terminate this Agreement.

     (d)  Discharge for cause. In the event the Executive Vice President commits
          (i) gross misconduct, (ii) fraud, or (iii) other acts of criminal conduct, Aegis may terminate this Agreement immediately upon written notice.

     (e)  Death of the Executive Vice President.

     11. Sums Due Upon Death of Executive Vice President. If the Executive Vice President dies prior to the expiration of the term of this Agreement, any sums that may be due him under this Agreement as of the date of his death shall be paid to his executors, administrators, heirs, personal representatives, successors, and assigns as soon as reasonably practicable.

     12. Indemnification. Each party shall defend and hold the other party harmless from and against, and shall indemnify the other party for, any loss, liability, damage, judgment, penalty or expense (including administrative costs and expenses, attorney's fees and costs of defense) suffered or incurred by any person, or to any property, in relation to any action or inaction taken by such party, whether intentional, negligent or otherwise, or by any of such party's affiliates, directors, officers, employees, representatives or agents (including attorneys, accountants and financial advisors).

     13. Governmental Rules and Regulations. The provisions of this Agreement are subject to any and all present and future statutes, orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship and transactions defined by this Agreement.

     14. Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person, by a nationally recognized courier service, or by facsimile transmission (with the facsimile confirmation of transmission receipt serving as confirmation of service); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

     If to the Corporation:                Aegis Assessments, Inc.
                                           7975 N. Hayden Road, Suite D363
                                           Scottsdale, AZ 85258

     If to the Executive Vice President:   Mauro Scigliano
                                           8376 North Via Linda
                                           Scottsdale, AZ 85258
or at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.

     15. Right to Injunction. The parties hereto acknowledge that the services to be rendered by the Executive Vice President under this Agreement and the rights and privileges granted to the Corporation under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Executive Vice President of any of the provisions of this Agreement will cause the Corporation irreparable injury and damage. The Executive Vice President expressly agrees that the Corporation shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by him. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Corporation may have for damages or otherwise. The various rights and remedies of the Corporation under this Agreement or otherwise shall be construed to be cumulative, and no one of the them shall be exclusive of any other or of any right or remedy allowed by law.

     16. Entire Agreement. This Agreement constitutes the final, complete, and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral negotiations, agreements, and understandings. This Agreement may be amended only by an instrument in writing that expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed on behalf of both parties.

     17. Execution in Counterparts. This Agreement many be executed in several counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     18. Choice of Law and Consent to Jurisdiction. All questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the laws of the State of Arizona. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of Arizona.

     19. Assignability. Except for those portions of this Agreement which are specifically non-assignable and non-transferable, the attempted assignment or transfer of which shall constitute a material breach of this Agreement, the Executive Vice President shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Corporation.

     20. Consent to Agreement. By executing this Agreement, each party, for himself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

     21. Attorney's Fees. In the event of a legal proceeding between the parties to enforce a provision under this Agreement, the prevailing party to such action shall be entitled to recover from the other party its reasonable attorney's fees and costs for participating in the legal action.

     22. Severability. To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any Governmental or Regulatory Authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Both parties acknowledges the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     IN WITNESS WHEREOF the parties have executed this Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

CORPORATION:                                           EXECUTIVE VICE PRESIDENT:

Aegis Assessments, Inc.,
a Delaware corporation


By:  /s/ Eric Johnson                                  /s/ Mauro Scigliano
     ----------------                                  -------------------
     Eric Johnson                                      Mauro Scigliano
Its: Chief Executive Officer